EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE
This Second Supplemental Indenture, dated as of June 25, 2014 (this “Second Supplemental Indenture”), between Peabody Energy Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee a subordinated indenture, dated as of December 20, 2006 (the “Subordinated Indenture”), providing for the issuance of Convertible Junior Subordinated Debentures due 2066 (the “Convertible Debentures”) and a First Supplemental Indenture thereto, dated as of December 20, 2006 (the “First Supplemental Indenture” and, together with the Subordinated Indenture, the “Indenture”);
WHEREAS, the Company and the Holders desire to amend certain terms of the Indenture on the terms contemplated hereby (the “Amendments”);
WHEREAS, Section 9.02 of the Subordinated Indenture, as amended by Section 2.25 of the First Supplemental Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Debentures (as defined therein);
WHEREAS, Holders of not less than a majority in aggregate principal amount of the Outstanding Debentures have consented to this Second Supplemental Indenture;
WHEREAS, the execution of this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and the Company has delivered to the Trustee an Officer’s Certificate, evidence of the required consent of the Holders, and an Opinion of Counsel with respect to such execution; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Convertible Debentures as follows:
(a)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)Amendment of Indenture. The Indenture shall be amended as follows:

(a)The following definitions are hereby deleted in their entirety:

“Accounts Receivable Securitization Program”

“Adjusted Debt”
“Adjusted EBITDA”
“Adjusted Interest”
“Annual Rent Expense”
“APM Eligible Proceeds”
“APM Notice Date”
“Available for Issuance”
“Controlled Subsidiary”
“Deferred Interest”
“Extension Period”
“Foregone Interest”
“Interest Coverage Ratio”
“Leverage Ratio”
“Mandatorily Deferred Interest”
“Mandatory Extension Period”
“Mandatory Trigger Event”
“Optionally Deferred Interest”
“Optional Extension Period”
“Parity Debt Securities”
“Parity Guarantees”
“Preferred Stock Cap”
“Qualifying Preferred Stock”
“Qualifying Warrants”
“Trigger Determination Date”
“Warrant and Preferred Stock Settlement Mechanism”

“Warrant Cap”
(b)Sections 2.6, 2.7, 2.8, 3.1 and 3.2 of the First Supplemental Indenture are amended by deleting such Sections 2.6, 2.7, 2.8, 3.1 and 3.2 of the First Supplemental Indenture in their entirety and in each case inserting in lieu thereof the phrase “[Intentionally omitted]”.

(c)    Section 2.10(e) of the First Supplemental Indenture is deleted in its entirety and replaced with the following:

    (e) QCS Proceeds shall be applied by the Company first, to pay current interest to the extent not paid from other sources and second, to pay the principal of the Debentures, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date.
(d)    Section 2.11(a) of the First Supplemental Indenture is deleted in its entirety and replaced with the following:

(a) The Base Indenture is hereby amended and supplemented with respect to the Debentures as follows: An “Event of Default” with respect to the Debentures shall mean (and the following shall replace in their entirety the provisions of clauses (a) through (f) of Section 5.01 of the Base Indenture with respect to the Debentures (except to the extent referred to below with respect to clause (e)):
(i) default for 30 calendar days in the payment of any interest on the Debentures, including any Compounded Interest, when it becomes due and payable under the Indenture;
(ii) [Intentionally omitted]
(iii) default in the payment of the principal of the Debentures when due; or
(iv) an Event of Default as set forth in clause (e) of Section 5.01 of the Base Indenture.
(e)    Section 2.11(c) of the First Supplemental Indenture is deleted in its entirety and replaced with the following:

(c) For the avoidance of doubt, the failure of the Company to use its commercially reasonable efforts to sell Qualifying Capital Securities pursuant to Section 3.3 or to apply QCS Proceeds pursuant to Section 2.10(e), shall, in neither case, be an Event of Default hereunder, but shall constitute a Covenant Breach hereunder.
3.    Amendment to Definitions. The Indenture is hereby amended by deleting any references from the Indenture and any Convertible Debenture to terms with respect to which definitions would be eliminated as a result of amendments to the Indenture pursuant to Section 2 hereof.

4.    References to Deleted or Amended Provisions. All references in the Indenture, to include any exhibits or attachments thereto, and any Convertible Debenture, as amended by Section 2 hereof, to any of the provisions deleted as provided herein, or to terms defined in such provisions, shall also be deemed deleted, in accordance with the terms of this Second Supplemental Indenture. Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted Sections 2.6, 2.7, 2.8, 3.1 and 3.2 of the First Supplemental Indenture, and such deleted Sections 2.6, 2.7, 2.8, 3.1 and 3.2 of the First Supplemental Indenture shall not be considered in determining whether the Company has observed, performed or complied with the provisions of the Indenture or the Convertible Debentures.

5.    Governing Law. This Second Supplemental Indenture and the Convertible Debentures shall be governed by and construed in accordance with the laws of the State of New York.

6.    Effect on Indenture. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Convertible Debentures heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Second Supplemental Indenture. This Second Supplemental Indenture shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Indenture or the Convertible Debentures or to prejudice any other right or rights which the Holders of the Convertible Debentures may now have or may have in the future under or in connection with the Indenture or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

7.    Severability Clause. In case any one or more of the provisions contained in this Second Supplemental Indenture, the Subordinated Indenture, the First Supplemental Indenture or the Convertible Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any of the remaining provisions.

8.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Second Supplemental Indenture may be executed by either party hereto by original or facsimile signature, or electronic format (including pdf) signature, and any facsimile or electronic signature shall also be deemed valid, binding and enforceable as an original signature.

9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PEABODY ENERGY CORPORATION

By:	/s/ James A. Tichenor
Name:	James A. Tichenor
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as trustee

By:	/s/ Philip G. Kane, Jr.
Name:	Philip G. Kane, Jr.
Title:	Vice President